[GRAPHIC OMITTED][GRAPHIC OMITTED]



For Immediate Release

For more information, contact:
                                                                  James J. Burke
                                                   Standard Motor Products, Inc.
                                                                  (718) 392-0200

                                                                    Jennifer Tio
                                                Maximum Marketing Services, Inc.
                                                            (312) 226-4111 x2449
                                                   Jennifer.tio@maxmarketing.com


                     Standard Motor Products, Inc. Announces
                    Stock Repurchase Program and New Director


New York, NY, August 20, 2007......Standard Motor Products, Inc. (NYSE: SMP), an
automotive replacement parts manufacturer and distributor, today announced that its Board of Directors has authorized a $3.3 million increase in the Company's stock repurchase program. The program is in addition to the Company's existing stock repurchase program, under which the Company recently repurchased approximately $1.7 million of stock. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes, including funding existing stock plans. The amount and timing of the repurchases will depend upon market conditions.

Mr. Lawrence I. Sills, Standard Motor Products' Chairman and Chief Executive Officer, stated, "At current market levels, we believe our stock represents an attractive investment opportunity, and our repurchase program reflects our ongoing commitment to enhance shareholder value."









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                37-18 Northern Blvd., Long Island City, NY 11101
                                 (718) 392-0200
                                www.smpcorp.com


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In addition, the Company is pleased to announce that Pamela Forbes Lieberman has been appointed as an independent director to the Company's Board of Directors, effective August 15, 2007. Ms. Lieberman will serve on each of the Committees of the Board of Directors. Ms. Lieberman, age 53, previously served as the President and Chief Executive Officer of True Value Corporation and is a Certified Public Accountant.

Mr. Sills stated, "We are very pleased to welcome Pamela to our board. We believe that based on her business background and leadership skills, she will be a valuable asset to our organization, and we look forward to her contributions to our Company."



Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management's expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.


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